EXHIBIT 10.15



                                 LOAN AGREEMENT

This agreement is entered into on September 6, 2002 between the company with limited liability according to the laws of England Invu International Holdings Ltd., having its corporate seat in London and offices at the Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northhamptonshire NN 7 3 DB, United Kingdom, ("Invu") and the company with limited liability according to the laws of The Netherlands, Corsham Holding B.V., having its seat Amsterdam and office address in the United Kingdom at the Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northamptonshire NN 7 DB ("IN").

WHEREAS Invu and IN entered into the Exclusive Copyright and Trademark/tradename licence as well as the Transfer of Trade Secrets and Exclusive License of Know-How Agreement (the "Agreements").

WHEREAS the total price for the Agreements is a lump sum of British Pound Sterling 25,000,000 (say: twenty five million British Pound Sterling) ((euro) 39,372,499) of which the amount of (euro) 965,544 (say: nine hundred sixty five thousand and five hundred and forty four Euro) has been paid in cash today to Invu by IN and of which the amount of (euro) 3,006,294 (say: three million six thousand two hundred and ninety four Euro) is compensated with a debt of Invu to IN.

WHEREAS  Invu and IN want to enter into a loan  agreement  for the  remainder of
(euro) 35,400,661 (say: thirty five million and four hundred thousand six hundred sixty one Euro) taking as a starting point that 1 British Pound Sterling equals 1,5749 Euro and wish to formulise the terms of the loan agreement in this document.

WHEREAS IN is centrally and effectively managed and controlled from the United Kingdom, and operates from the United Kingdom with additional premises in The Netherlands.

AGREE AS FOLLOWS:

     Article 1 LOAN

1.1  Invu  renders  to IN the right to  postpone  the  payment  of the amount of
     (euro) 35,400,661 which IN is required to pay to Invu on the basis of the Agreements and therefore lends this amount to IN. This amount represents the remainder of the total price of (euro) 39,372,499 for the Agreements.

1.2. IN is required to repay the total sum of (euro) 35,400,661 to Invu on September 6, 2011 unless the parties agree that the principal amount will be repaid on an earlier date.

1.3. IN pays interest to Invu as of the date of the signing of this agreement. The interest rate is 6.5 % (say: six and a half percent) on an annual basis. The interest rate will (only) be calculated over the principal amount. The interest for the first three years will not be payable until September 6, 2005. On September 6, 2005 IN will therefore pay to INVU the interest for the past three years. As of September 6, 2005 the interest will be due and must be paid by IN to Invu each year on September 6 of that year.

1.4. It is understood that the loan is rendered in Euro's and that all the obligations hereunder shall be complied with in Euro's.


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     Article 2 EARLY REDEMPTION

2.1. Early redemption of the loan in whole or in part is permitted at any time and without penalty.

2.2. In the event early redemption will take place prior to September 6 the interest due for that specific year will be calculated pro rata for the period prior to the early redemption.

     Article 3 EVENT OF DEFAULT

3.1. In the event Invu and/or IN terminate during the duration of the Agreements the Agreements the loan will be diminished if and in the manner as indicated in the Agreements.

3.2. The following events will qualify as events of default of this loan agreement which render to Invu the right to claim early payment of the remaining principal amount as well as the accrued interest thereon with immediate effect:

     1. in the event the Agreements will during its existence be terminated by Invu on the basis of a material breach by IN which can be blamed to IN.

     2. in the event of bankruptcy of IN or any situation reasonably giving rise to doubt with regard to IN's ability to meet the obligations hereunder and the payment of the principal amount.

     3. in the event IN will not cure a default under this agreement within a reasonable period after being given written notice to cure the default by Invu.

     Article 4 INFORMATION

4.1. IN has the duty to inform Invu in the event of situations which have or might have a substantial impact on the financial situation of IN including when IN grants security rights to third parties in respect to its assets. In the event IN has any influence on the latter circumstances - e.g. entering into of an agreement or the vesting of a security right - IN will inform Invu before entering into these agreements and/or rendering these security rights.

4.2. Once a year Invu has the right - without giving prior notice - to check the administration of IN in order to establish whether IN complies with its obligations meant in art. 4.1.

     Article 5 PLEDGE

     In order to secure the loan mentioned in this agreement IN will vest a pledge on behalf of INVU - according to art. 3:239 Dutch Civil Code by an authenticated deed - each month on all claims IN has obtained in respect to the sale of the Products on its resellers and/or other purchasers in the previous month.

     Article 6 MISCELLANEOUS

6.1. This loan agreement is governed by the laws of The Netherlands. The District Court in Amsterdam - Commercial Chambers including its Injunctive Relief Judge - is solely competent to judge about a conflict resulting from this agreement.

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6.2. IN does not have the right to compensate nor to suspend its obligations (in
     Netherlands: "het recht op verrekening en opschorting is uitgesloten").

6.3. This document encompasses all the parties agreed upon in this respect. All eventual earlier or other agreements are herewith withdrawn. This loan agreement can only be amended by a written document which has been signed by both parties to this agreement.

     IN WITNESS WHEREOF this agreement is signed in two fold by the parties to this agreement in Blisworth, United Kingdom and on the date of this agreement mentioned above.










-----------------------                     ----------------------------
Invu International Holdings Ltd.            Corsham Holding B.V.
By: John Agostini                           By: Invu International Holdings Ltd.
Position: Company Secretary                 Position: Company Secretary
                                            By: John Agostini